Exhibit 99.1

FOR IMMEDIATE RELEASE	November 5, 2026

Teleflex Reports Third Quarter Financial Results and Full Year 2026 Outlook
Maintaining Pro Forma Adjusted Constant Currency Revenue Growth Guidance Range of 3.5% to 4.5%
Increasing 2026 Adjusted Diluted EPS from Continuing Operations Guidance Range to $7.50 to $7.75
Repurchased $350 Million in Common Stock Through Accelerated Share Repurchase and Open-Market Transactions Since July 1, 2026

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the third quarter ended September 30, 2026.

Third quarter 2026 continuing operations financial summary1
•Revenue from continuing operations of $567.8 million, up 0.2% compared to the prior year period, and up 3.0% on a pro forma adjusted constant currency basis1,2

•GAAP diluted EPS from continuing operations of $1.30, compared to $(1.32) in the prior year period

•Adjusted diluted EPS from continuing operations of $2.63, compared to $1.89 in the prior year period

“We are pleased with our third quarter performance, which included margin expansion and robust earnings per share growth, even when excluding IEEPA tariff refunds,” said Jason Weidman, Teleflex’s President and Chief Executive Officer. “Vascular and Surgical continued to deliver solid mid-single-digit growth, and Interventional improved, returning to modest growth. We made notable progress on the Interventional integration and strengthened the business’s leadership with the addition of Jason Fontana as President and General Manager. We also reached an important milestone in simplifying our operating model: we now manage and report as three global business units, Vascular, Interventional and Surgical. Reflecting our third quarter progress, we are raising our full-year adjusted earnings per share guidance.”

Mr. Weidman continued, “We also continued to return capital to shareholders on an accelerated timeline, repurchasing approximately $350 million of common stock between the beginning of the third quarter and the issuance of this release, through the completion of our $250 million accelerated share repurchase program and an additional $100 million in open-market purchases. We remain confident in completing the Acute Care and Interventional Urology divestiture and continue to work toward closing by year-end, subject to completion of the regulatory process. At the same time, we continue to invest in innovation, with programs that have potential to become long-term growth platforms. Freesolve™, our resorbable magnesium scaffold, received FDA Breakthrough Device Designation for PCI, and we see EZPLAZ, the first and only FDA-licensed freeze-dried plasma, as a potential long-term U.S. market opportunity of at least $200 million. Our priorities are clear: strengthening our foundation by delivering our transformation, inclusive of the completion of our Strategic Divestitures and the Vascular Intervention integration, accelerating our organizational effectiveness, and elevating our growth profile within a balanced capital allocation framework. We expect these efforts to deliver a meaningful step-up in adjusted earnings per share in 2027, and provide a solid foundation for sustainable growth over time.”

2026 continuing operations guidance summary1

•Reducing GAAP revenue growth guidance range to 13.2% to 14.2% due to changes in foreign exchange rates

•Maintaining pro forma adjusted constant currency revenue growth guidance range of 3.5% to 4.5%2

•Increasing GAAP EPS from continuing operations guidance range to $2.84 to $3.09

•Increasing Adjusted diluted EPS from continuing operations guidance range to $7.50 to $7.75

◦Includes an assumption of approximately 20.0% (as compared to approximately 19.0% previously) adjusted operating margin for 2026 inclusive of IEEPA tariff refunds of $16.5 million recognized in the third quarter 2026
◦Excludes expected benefits from transition services and manufacturing services agreements that come into effect upon closing the Acute Care and Interventional Urology Strategic Divestiture
◦Reflects execution of capital allocation strategy including repayment of $700 million Term Loan A-2, reduction of revolving credit facility borrowings, and $600 million of share repurchases, consisting of $250 million of open-market repurchases completed in the second quarter of 2026 and, subsequently through the date of this release, a $250 million accelerated share repurchase and an additional $100 million of open-market repurchases
◦Excludes other potential future repurchases under previously announced $1 billion share repurchase program primarily funded with proceeds from the Strategic Divestitures
◦Excludes incremental debt paydown with net proceeds from the Strategic Divestitures

(1) Continuing operations excludes the Acute Care, Interventional Urology, and OEM businesses that were classified as discontinued operations beginning in the fourth quarter of 2025 as a result of our entry into agreements to divest those businesses, which we refer to as the “Strategic Divestitures".

(2) Pro forma adjusted constant currency revenue growth includes revenue generated by the acquired Vascular Intervention business in the prior year period, and excludes (a) revenue generated by products previously included within continuing operations that were discontinued at the end of 2025 due to a strategic realignment, (b) the impact of the Italian payback measure, and (c) the impact of foreign exchange.

STRATEGIC DIVESTITURES UPDATE

OEM Divestiture
As previously disclosed, on August 3, 2026, the Company completed the divestiture of its OEM business to Montagu and Kohlberg, for $1.5 billion in cash. The Company received after-tax proceeds of $1.25 billion.

Acute Care and Interventional Urology Divestiture
The Company continues to advance the pending sale of its Acute Care and Interventional Urology businesses to Intersurgical Ltd., and the regulatory review process is progressing. The Company continues to work toward completing the transaction by the end of 2026. Timing remains subject to regulatory approval and other customary closing conditions, and closing may extend into 2027.

CAPITAL ALLOCATION AND BALANCE SHEET ACTIVITY

Debt Reduction
In August 2026, following the completion of the OEM sale, the Company applied a portion of the net cash proceeds to repay its $700 million term loan A-2 and a portion of its outstanding revolving credit facility borrowings.

Share Repurchase
As previously disclosed, on December 9, 2025, the Board of Directors authorized a share repurchase program for up to $1 billion of the Company's common stock. From July 1, 2026 through the date of this release, the Company has repurchased $350 million of its common stock through an ASR program and open-market purchases. This consisted of 2.7 million shares repurchased at an average price of $128.96 per share. These repurchases (but not any potential future repurchases) have been taken into account in our 2026 Continuing Operations Outlook below.

As of November 5, 2026, the Company had $400 million remaining available under the current authorization.

IEEPA TARIFF REFUNDS
Following the U.S. Supreme Court’s February 20, 2026 decision invalidating tariffs imposed under the International Emergency Economic Powers Act (“IEEPA”), the Company submitted refund requests for IEEPA tariffs it had previously paid. During the third quarter of 2026, the Company received approval and payment for substantially all submitted requests, with total refund payments of $39.2 million, including refunds related to products associated with the Strategic Divestiture businesses.

Of the total refund payments, the Company recognized a benefit of $25.3 million within continuing operations, which reduced cost of sales. This benefit includes $16.5 million and $8.8 million related to tariffs recognized in 2026 and 2025, respectively. The refund pertaining to tariffs incurred in 2026 is included in the Company’s non-GAAP financial measures for the third quarter of 2026. Conversely, the refund pertaining to tariffs incurred in 2025 was excluded from the Company’s non-GAAP financial measures for the third quarter of 2026 because it does not represent normal, recurring operating expenses, making it difficult to contribute to a meaningful evaluation of our period-over-period operating performance. The Company anticipates submitting additional refund requests during the fourth quarter under the final phase of the IEEPA tariff refund process.

BOARD OF DIRECTORS UPDATE

Appointment of Veteran Medical Technology Executive Sean M. Salmon
On September 8, 2026, the Company announced the appointment of Sean M. Salmon to its Board of Directors. Mr. Salmon brings more than three decades of global leadership experience in the medical device and pharmaceutical industries, including more than 20 years at Medtronic plc, where he most recently served as Executive Vice President and President of its Cardiovascular Portfolio, a global business with fiscal 2025 revenue of approximately $12.5 billion. Mr. Salmon also serves on the Board's Growth and Operating Committee, which was established earlier this year to support management's execution of Teleflex's strategic transformation. With Mr. Salmon's appointment, one-third of the Board has been refreshed in 2026.

REPORTABLE SEGMENTS CHANGE
During the third quarter of 2026, we changed our reportable segments from a geographically based presentation to a global (product based) business unit presentation. As a result, we now have the following three reportable segments: Vascular, Interventional, and Surgical. All prior comparative periods presented have been restated to reflect these changes.

NET REVENUE BY SEGMENT
The following tables provide information regarding net revenues in each of the Company's reportable operating segments for the three and nine months ended September 30, 2026 and the comparable prior year period on both a GAAP and pro forma adjusted constant currency basis.

	Three Months Ended							% Increase	/	(Decrease)
	September 30, 2026			September 28, 2025
	Reported Revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue Growth	Currency Impact		Adjustment Impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular	$243.5	$—	$243.5	$232.5	$—	$232.5	4.7%	0.1%		—%	4.6%
Interventional[1]	210.3	—	210.3	215.9	(5.0)	210.9	(2.6)%	(0.5)%		(2.3)%	0.2%
Surgical[2]	114.0	—	114.0	109.5	(0.7)	108.8	4.2%	(0.3)%		(0.6)%	5.1%
Segment Net Revenues[1]	567.8	—	567.8	557.9	(5.7)	552.2	1.8%	(0.2)%		(1.0)%	3.0%
Other[3]	—	—	—	9.0	(9.0)	—	(100.0)%	—%		(100.0)%	—%
Consolidated Net Revenues[1]	$567.8	$—	$567.8	$566.9	($14.7)	$552.2	0.2%	(0.2)%		(2.6)%	3.0%

	Nine Months Ended							% Increase	/	(Decrease)
	September 30, 2026			September 28, 2025
	Reported Revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue Growth	Currency Impact		Adjustment Impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular	$726.6	$—	$726.6	$677.6	$—	$677.6	7.2%	1.4%		—%	5.8%
Interventional[1]	626.8	—	626.8	430.0	188.2	618.2	45.8%	0.7%		44.4%	0.7%
Surgical[2]	333.0	—	333.0	307.1	(1.5)	305.6	8.4%	1.0%		(0.6)%	8.0%
Segment Net Revenues[1]	1,686.4	—	1,686.4	1,414.7	186.7	1,601.4	19.2%	1.0%		14.0%	4.2%
Other[3]	—	—	—	9.0	(9.0)	—	(100.0)%	—%		(100.0)%	—%
Consolidated Net Revenues[1]	$1,686.4	$—	$1,686.4	$1,423.7	$177.7	$1,601.4	18.5%	1.0%		13.3%	4.2%

Notes: (1) Adjustments are inclusive of Vascular Intervention pro forma and discontinued product adjustments.
(2) Adjustments are inclusive of discontinued product adjustments.
(3) In 2025, amounts reflect the impact from decreases in our reserves related to the Italian payback measure pertaining to prior years.
See Pro Forma Adjusted Revenue by Segment table for reconciliation of adjustments.

SEGMENT NET REVENUE BY REGION
The following table provides information regarding net revenues in each of the Company's reportable operating segments by region for the three and nine months ended September 30, 2026 and the comparable prior year period on a GAAP basis.

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 28, 2025	September 30, 2026	September 28, 2025
	Reported revenue
Vascular
North America	$155.6	$151.9	$469.1	$444.2
Rest of World	87.9	80.6	257.5	233.4
Total	243.5	232.5	726.6	677.6
Interventional
North America	104.1	105.7	302.5	266.5
Rest of World	106.2	110.2	324.3	163.5
Total	210.3	215.9	626.8	430.0
Surgical
North America	64.8	63.9	191.1	179.6
Rest of World	49.2	45.6	141.9	127.5
Total	114.0	109.5	333.0	307.1
Segment Net Revenues[1]
North America	324.5	321.5	962.7	890.3
Rest of World	243.3	236.4	723.7	524.4
Total[1]	$567.8	$557.9	$1,686.4	$1,414.7

Note: (1) Represents Segment Net Revenues, which excludes "Other". See table above for reconciliation of Segment Net Revenues to Consolidated Net Revenues.

OTHER CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the nine months ended September 30, 2026 totaled $159.4 million compared to $127.3 million for the prior year period.
•Total cash, cash equivalents and restricted cash equivalents at September 30, 2026 were $444.3 million compared to $402.7 million at December 31, 2025.
•Net accounts receivable at September 30, 2026 were $379.6 million compared to $345.6 million at December 31, 2025.
•Inventories at September 30, 2026 were $384.4 million compared to $404.4 million at December 31, 2025.

2026 CONTINUING OPERATIONS OUTLOOK
On a GAAP basis, the Company reduced its full year 2026 revenue growth from continuing operations outlook to a range of 13.2% to 14.2%. The change in guidance range reflects our updated estimate of an approximately 0.5% positive impact of foreign exchange rate fluctuations versus approximately 0.7% previously. On a pro forma adjusted constant currency basis, the Company maintained its full year 2026 revenue growth from continuing operations outlook range of 3.5% to 4.5%.

The Company increased its full year 2026 GAAP diluted earnings per share from continuing operations outlook to a range of $2.84 to $3.09. The Company increased its full year 2026 adjusted diluted earnings per share from continuing operations outlook to a range of $7.50 to $7.75.

Forecasted 2026 Pro Forma Adjusted Revenue From Continuing Operations Reconciliation

	2025	2026 Guidance
		Low	High
GAAP revenue	$1,992.7	$2,256	$2,276
Vascular Intervention pro forma adjustment	199.0	—	—
Discontinued product adjustment	(14.3)	—	—
Italian payback measure adjustment	(9.0)	—	—
Pro forma adjusted revenue	$2,168.4	$2,256	$2,276

Forecasted 2026 Pro Forma Adjusted Constant Currency Revenue Percent Growth From Continuing Operations Reconciliation

	Low	High
Forecasted 2026 GAAP revenue growth	13.2%	14.2%
Vascular Intervention pro forma adjustment	10.0%	10.0%
Discontinued product adjustment	(0.7)%	(0.7)%
Italian payback measure adjustment	(0.5)%	(0.5)%
Base year adjustment (GAAP versus pro forma adjusted)	0.4%	0.4%
Estimated impact of foreign currency exchange rate fluctuations	0.5%	0.5%
Forecasted 2026 pro forma adjusted constant currency revenue growth	3.5%	4.5%

Forecasted 2026 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$2.84	$3.09
Restructuring and optimization items, net of tax	$0.93	$0.93
Acquisition, integration and divestiture related items, net of tax	$0.58	$0.58
Other items, net of tax	$(0.46)	$(0.46)
ERP implementation, net of tax	$0.31	$0.31
MDR, net of tax	$0.02	$0.02
Intangible amortization expense, net of tax	$2.78	$2.78
Tax adjustments	$0.50	$0.50
Forecasted adjusted diluted earnings per share from continuing operations, net of tax	$7.50	$7.75

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's third quarter 2026 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on November 5, 2026.

An audio replay of the investor call will be available beginning at 11:00 am ET on November 5, 2026, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 833 309 1852 (U.S. and Canada) or 1 929 828 5978(all other locations). The confirmation code is 893 259 060.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Pro forma adjusted revenue and pro forma adjusted constant currency revenue growth give effect to, among other things, our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025. The pro forma information is presented for informational purposes only and is not necessarily indicative of the historical results that would have occurred under our ownership and management, nor the results that may be obtained in the future.

Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP”. In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: pro forma adjusted revenues, pro forma adjusted constant currency revenue growth, and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Pro forma adjusted revenue: This non-GAAP measure is based upon net revenues, adjusted to (i) exclude products discontinued in the year ended December 31, 2025 due to a strategic realignment; (ii) exclude the items described in

Italian payback measure; and (iii) give effect to our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025.

Pro forma adjusted constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to exclude, depending on the period presented, the items described in Pro forma adjusted revenue and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring and optimization charges - Restructuring and optimization charges include expenses associated with discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies, integrate acquired businesses and optimize product portfolios through targeted optimization efforts. These charges include qualified restructuring costs (which may include costs associated with employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement), restructuring related (which may include accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of a restructuring program) and product line exit charges.

Impairment charges - Impairment charges, including those related to goodwill, and other assets occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; temporary financing costs directly associated with the transaction, such as bridge loan financing fees, ticking fees, and similar charges, and the impact of derivative instruments executed to hedge foreign currency exposure or other risks associated with the purchase price. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Separation costs - These are expenses related to the Strategic Divestitures, including activities to prepare the businesses for divestiture and maintain continuity through the separation process. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur after the transaction and related transition services agreements and other arrangements negotiated in connection with the Strategic Divestitures have been completed.

Italian payback measure - The Italian payback measure is a law that requires suppliers of medical devices to the Italian National Healthcare System to make payments to the Italian government if medical device expenditures in a given year exceed regional expenditure ceilings established for that year. As a result of a ruling from the Italian courts, we recognized a decrease in our reserves during the year ended December 31, 2024, of which $13.8 million related to prior years when including discontinued operations and $6.2 million on a continuing operations basis. In August 2025, the Italian Parliament enacted a modification to the previously enacted legislation that reduced the payment amounts due from the affected companies, including Teleflex, to approximately 25% of the amounts originally invoiced for the years 2015 through 2018. As a result of the modification in the legislation, along with an adjustment to our calculation of the reserves related to years 2019 through 2025, we recognized a $23.7 million decrease in our reserve (and corresponding increase to revenue for the year ended December 31, 2025), of which $20.1 million pertains to prior periods when including discontinued operations and $9.0 million on a continuing operations basis. The amounts do not represent normal adjustments to revenue and are nonrecurring in nature, making it difficult to contribute to a meaningful evaluation of our period over period operating performance.

Other - These are discrete items that occur sporadically and can affect period-to-period comparisons.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until December 2027 for highest-risk devices and December 2028 for lower-risk devices, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

ERP implementation - These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

PRO FORMA ADJUSTED REVENUE BY SEGMENT

The following table provides information regarding pro forma adjusted revenues in each of the Company's reportable operating segments in continuing operations for the three and nine months ended September 30, 2026 and the comparable prior year periods.

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 28, 2025	September 30, 2026	September 28, 2025
Vascular	243.5	232.5	726.6	677.6
Interventional	210.3	215.9	626.8	430.0
Surgical	114.0	109.5	333.0	307.1
Other	—	9.0	—	9.0
GAAP revenue	567.8	566.9	1,686.4	1,423.7
Interventional - Vascular Intervention	—	—	—	199.0
Interventional - Discontinued Products	—	(5.0)	—	(10.8)
Surgical - Discontinued Products	—	(0.7)	—	(1.5)
Other - Italian Payback Measure	—	(9.0)	—	(9.0)
Pro forma adjusted revenue	$567.8	$552.2	$1,686.4	$1,601.4
Vascular	243.5	232.5	726.6	677.6
Interventional	210.3	210.9	626.8	618.2
Surgical	114.0	108.8	333.0	305.6

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended September 30, 2026
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$567.8	65.0%	38.9%	7.6%	18.6%	$83.1	$28.8	34.7%	$1.30
Adjustments
Restructuring and optimization charges (A)	—	0.1	(0.5)	—	0.5	3.7	0.7		0.09
Acquisition, integration and divestiture related items (B)	—	—	(0.7)	—	0.7	4.3	0.9		0.08
Other items (C)	—	(1.5)	—	—	(1.5)	(5.3)	(0.4)		(0.12)
ERP implementation	—	—	(0.6)	—	0.6	3.3	0.5		0.07
MDR	—	—	—	(0.1)	0.1	0.1	—		—
Intangible amortization expense	—	3.2	(2.8)	—	6.0	33.9	4.5		0.70
Tax adjustments	—	—	—	—	—	—	(21.3)		0.51
Adjustments total	—	1.8	(4.6)	(0.1)	6.4	40.0	(15.1)		1.33
Adjusted basis	$567.8	66.8%	34.3%	7.5%	25.0%	$123.1	$13.7	11.1%	$2.63

Three Months Ended September 28, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	(Loss) Income before income taxes	Income tax expense	Effective income tax rate	Diluted (loss) earnings per share from continuing operations
GAAP Basis - Continuing Operations	$566.9	51.5%	36.6%	7.8%	(11.0)%	$(92.4)	$(34.0)	36.8%	$(1.32)
Adjustments
Restructuring and optimization charges (A)	—	0.6	—	—	0.9	4.8	0.8		0.08
Impairment charges	—	—	—	—	17.6	100.0	22.9		1.74
Acquisition, integration and divestiture related items (B)	—	7.4	(1.1)	(0.1)	8.6	48.7	9.4		0.88
Separation costs	—	—	—	—	0.2	1.3	0.1		0.03
Italian payback measure (D)	(9.0)	(0.6)	0.5	0.1	(1.2)	(9.0)	(0.9)		(0.18)
ERP implementation	—	—	(0.6)	—	0.6	3.6	0.6		0.07
MDR	—	—	—	(0.2)	0.2	1.3	—		0.03
Intangible amortization expense	—	3.4	(2.7)	—	6.1	34.3	4.7		0.67
Tax adjustments	—	—	—	—	—	—	5.0		(0.11)
Adjustments total	(9.0)	10.8	(3.9)	(0.2)	33.0	185.0	42.6		3.21
Adjusted basis	$557.9	62.3%	32.7%	7.6%	22.0%	$92.6	$8.6	9.3%	$1.89

Nine Months Ended September 30, 2026
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$1,686.4	59.8%	39.2%	7.9%	11.8%	$124.4	$33.2	26.7%	$2.11
Adjustments
Restructuring and optimization charges (A)	—	0.4	(1.1)	—	2.4	42.5	6.9		0.83
Acquisition, integration and divestiture related items (B)	—	0.5	(1.1)	—	1.6	27.2	5.9		0.49
Other items (C)	—	(0.5)	1.2	—	(1.7)	(24.5)	(4.4)		(0.47)
ERP implementation	—	—	(0.7)	—	0.7	11.3	1.8		0.22
MDR	—	—	—	(0.1)	0.1	0.9	—		0.02
Intangible amortization expense	—	3.1	(2.9)	—	6.0	101.8	13.7		2.04
Tax adjustments	—	—	—	—	—	—	(21.2)		0.49
Adjustments total	—	3.5	(4.6)	(0.1)	9.1	159.2	2.7		3.62
Adjusted basis	$1,686.4	63.3%	34.6%	7.8%	20.9%	$283.6	$35.9	12.7%	$5.73

Nine Months Ended September 28, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$1,423.7	57.1%	35.0%	6.7%	7.3%	$37.0	$(25.1)	(67.9)%	$1.38
Adjustments
Restructuring and optimization charges (A)	—	1.0	—	—	1.3	18.4	3.1		0.35
Impairment charges	—	—	—	—	7.6	108.1	24.7		1.86
Acquisition, integration and divestiture related items (B)	—	3.0	2.8	—	0.3	2.6	12.2		(0.21)
Separation costs	—	—	—	—	0.2	2.6	0.1		0.06
Italian payback measure	(9.0)	(0.2)	0.1	—	(0.6)	(8.9)	(0.9)		(0.18)
ERP implementation	—	—	(0.9)	—	0.9	13.3	2.1		0.25
MDR	—	—	—	(0.2)	0.2	2.9	0.1		0.06
Intangible amortization expense	—	3.2	(2.7)	—	6.0	85.0	10.8		1.65
Tax adjustments	—	—	—	—	—	—	7.1		(0.16)
Adjustments total	(9.0)	7.0	(0.7)	(0.2)	15.9	224.0	59.3		3.68
Adjusted basis	$1,414.7	64.1%	34.3%	6.5%	23.2%	$261.0	$34.2	13.1%	$5.06

Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of as reported and adjusted revenues.
(2) Operating margin defined as Income from continuing operations before interest, loss on extinguishment of debt and taxes as a percentage of as reported and adjusted revenues.

Totals may not sum due to rounding.

Tickmarks to Reconciliation Tables
(A)Restructuring and optimization charges – For the three months ended September 30, 2026, a pre-tax restructuring benefit of $0.3 million was offset by restructuring related charges of $4.0 million. For the three months ended September 28, 2025, pre-tax restructuring charges were $1.6 million and restructuring related charges were $3.3 million. For the nine months ended September 30, 2026, pre-tax restructuring charges were $16.7 million and restructuring related charges were $25.9 million. For the nine months ended September 28, 2025, pre-tax restructuring charges were $4.3 million, restructuring related charges were $11.5 million, and product optimization charges were $2.6 million.

(B)Acquisition, integration and divestiture related items – For the three and nine months ended September 30, 2026, these charges primarily related to the acquisition of the Vascular Intervention business of BIOTRONIK SE & Co. KG. For the three months ended September 30, 2026 these charges included acquisition and integration costs of $4.2 million. For the nine months ended September 30, 2026 these charges included acquisition and integration costs of $20.9 million and inventory step up costs of $8.0 million. For the three and nine months ended September 28, 2025, these charges primarily related to the acquisition of the Vascular Intervention business of BIOTRONIK SE & Co. KG and changes in the estimated fair value of our contingent consideration liabilities. For the three months ended September 28, 2025 the charges included inventory step-up costs of $42.1 million and integration and acquisition costs of $4.4 million. For the nine months ended September 28, 2025 the charges included inventory step-up costs of $42.1 million and acquisition and integration costs of $26.5 million, which were offset by a benefit of $82.2 million related to non-designated foreign currency forward contracts.

(C)Other – For the three months ended September 30, 2026, other items included a benefit from IEEPA tariff refunds of $8.8 million partially offset by legal and advisory fees incurred in response to an activist investor campaign of $0.1 million and a loss on extinguishment of debt of $3.4 million. For the nine months ended September 30, 2026, other items included a benefit from a litigation settlement of $25.0 million and IEEPA tariff refunds of $8.8 million partially offset by legal and advisory fees incurred in response to an activist investor campaign of $3.7 million, a loss on extinguishment of debt of $4.5 million, and charges incurred in connection with the credit agreement refinancing of $1.0 million.

ABOUT TELEFLEX INCORPORATED
As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™, Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, the implementation and execution of our share repurchase program; our intended use of proceeds from the OEM divestiture; our expectations with respect to our financial profile in 2027 and beyond; forecasted 2026 GAAP and pro forma adjusted revenue, GAAP and pro forma adjusted constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2026 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, unanticipated difficulties and expenditures in connection with integration programs; the possibility that the remaining pending transaction in our Strategic Divestitures does not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the Strategic Divestitures; customer and shareholder reaction to the Strategic Divestitures; disruption from the Strategic Divestitures that may make it more difficult to maintain business and operational relationships; significant transaction costs; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; risks relating to the activities of activist stockholders; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, tariffs, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflicts in Ukraine and the Middle East; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 28, 2025	September 30, 2026	September 28, 2025
	(Dollars and shares in thousands, except per share)
Net revenues	$567,783	$566,946	$1,686,377	$1,423,729
Cost of goods sold	198,995	274,900	678,456	610,422
Gross profit	368,788	292,046	1,007,921	813,307
Selling, general and administrative expenses	220,724	207,381	660,251	497,800
Research and development expenses	42,983	44,261	132,491	96,044
Restructuring (credits) charges, separation costs and impairment charges	(346)	102,841	16,745	114,963
Income (loss) from continuing operations before interest, taxes and loss on extinguishment of debt	105,427	(62,437)	198,434	104,500
Interest expense	21,206	31,833	74,877	72,073
Interest income	(2,282)	(1,832)	(5,406)	(4,549)
Loss on extinguishment of debt	3,381	—	4,531	—
Income (loss) from continuing operations before taxes	83,122	(92,438)	124,432	36,976
Taxes (benefit) on income from continuing operations	28,835	(34,013)	33,221	(25,107)
Income (loss) from continuing operations	54,287	(58,425)	91,211	62,083
Income (loss) from discontinued operations before taxes	1,090,472	(346,156)	1,148,083	(231,519)
Taxes on income (loss) from discontinued operations	217,332	4,311	220,328	21,874
Income (loss) from discontinued operations	873,140	(350,467)	927,755	(253,393)
Net income (loss)	$927,427	$(408,892)	$1,018,966	$(191,310)
Earnings per share:
Basic:
Income (loss) from continuing operations	$1.31	$(1.32)	$2.12	$1.39
Income (loss) from discontinued operations	21.05	(7.92)	21.53	(5.66)
Net income (loss)	$22.36	$(9.24)	$23.65	$(4.27)
Diluted:
Income (loss) from continuing operations	$1.30	$(1.32)	$2.11	$1.38
Income (loss) from discontinued operations	20.98	(7.92)	21.47	(5.65)
Net income (loss)	$22.28	$(9.24)	$23.58	$(4.27)
Weighted average common shares outstanding
Basic	41,484	44,237	43,091	44,755
Diluted	41,628	44,237	43,210	44,850

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2026	December 31, 2025
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$430,465	$378,564
Accounts receivable, net	379,643	345,583
Inventories	384,415	404,395
Prepaid expenses and other current assets	163,478	150,678
Prepaid taxes	7,078	19,566
Current assets of discontinued operations	479,595	639,552
Total current assets	1,844,674	1,938,338
Property, plant and equipment, net	470,377	498,281
Operating lease assets	73,666	91,817
Goodwill	2,288,319	2,305,050
Intangible assets, net	1,404,749	1,524,150
Deferred tax assets	12,772	12,593
Other assets	124,662	112,984
Non-current assets of discontinued operations	128,642	464,026
Total assets	$6,347,861	$6,947,239
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$87,500	$100,000
Accounts payable	142,869	130,201
Accrued expenses	142,007	117,350
Payroll and benefit-related liabilities	133,730	124,769
Accrued interest	16,564	5,404
Income taxes payable	194,638	18,787
Other current liabilities	91,524	137,195
Current liabilities of discontinued operations	108,270	128,320
Total current liabilities	917,102	762,026
Long-term borrowings	1,531,456	2,541,449
Deferred tax liabilities	168,570	183,749
Noncurrent liability for uncertain tax positions	3,682	3,536
Noncurrent operating lease liabilities	60,785	84,210
Other liabilities	161,163	194,532
Non-current liabilities of discontinued operations	11,387	52,969
Total liabilities	2,854,145	3,822,471
Commitments and contingencies
Total shareholders' equity	3,493,716	3,124,768
Total liabilities and shareholders' equity	$6,347,861	$6,947,239

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2026	September 28, 2025
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$1,018,966	$(191,310)
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(927,755)	253,393
Depreciation expense	53,330	39,177
Intangible asset amortization expense	101,815	84,986
Deferred financing costs and debt discount amortization expense	4,224	3,181
Loss on extinguishment of debt	4,531	—
Changes in contingent consideration	(2,731)	16,075
Stock-based compensation	18,448	19,002
Asset impairment charge	—	108,117
Gain on non-designated foreign currency forward contracts	—	(82,636)
Deferred income taxes, net	1,163	(37,536)
Interest benefit on swaps designated as net investment hedges	(23,159)	(13,254)
Other	(425)	(4,961)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(40,717)	(94,934)
Inventories	10,158	52,831
Prepaid expenses and other assets	(4,178)	(24,245)
Accounts payable, accrued expenses and other liabilities	35,422	(24,329)
Income taxes receivable and payable, net	(14,258)	(93,287)
Net cash provided by operating activities from continuing operations	234,834	10,270
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(54,438)	(71,418)
Proceeds from sale of business and assets	—	6,712
Payments for businesses and intangibles acquired, net of cash acquired	—	(831,857)
Proceeds from non-designated balance sheet hedges	—	82,203
Insurance settlement proceeds	—	9,447
Net payments on swaps designated as net investment hedges	(38,308)	7,612
Proceeds from sales of investments	17	—
Purchase of investments	(9,000)	(5,000)
Net cash used in investing activities from continuing operations	(101,729)	(802,301)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	2,350,000	1,140,000
Reduction in borrowings	(3,368,125)	(121,750)
Repurchase of common stock	(554,951)	(300,000)
Net (payments) proceeds from share based compensation plans and related tax impacts	(5,383)	7,161
Share repurchase excise tax	(2,802)	(1,894)
Payments for contingent consideration	(156)	(166)
Dividends paid	(43,748)	(45,242)
Debt extinguishment, issuance and amendment fees	(16,098)	(4,961)
Net cash (used in) provided by financing activities from continuing operations	(1,641,263)	673,148
Cash flows from discontinued operations:
Net cash provided by operating activities	56,279	178,200
Net cash provided by (used in) investing activities	1,482,576	(24,481)
Net cash provided by discontinued operations	1,538,855	153,719
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	(7,036)	18,824
Net increase in cash, cash equivalents and restricted cash equivalents	23,661	53,660
Cash, cash equivalents and restricted cash equivalents at the beginning of the period	453,848	327,650
Less: Cash, cash equivalents and restricted cash of discontinued operations	(33,181)	(44,801)
Cash, cash equivalents and restricted cash equivalents at the end of the period	$444,328	$336,509

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investors.teleflex.com
610-948-2836